UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

SEARS HOLDINGS CORPORATION (Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51217 (Commission File Number)	20-1920798 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)		60179 (Zip code)
Registrant's telephone number, including area code: (847) 286-2500
(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -	Registrant's Business and Operations
Item 1.01	Termination of a Material Definitive Agreement

The registrant's wholly-owned subsidiary, Sears, Roebuck and Co. ("Sears"), has terminated its Master Services Agreement (the "Agreement") with Computer Sciences Corporation ("CSC") effective May 11, 2005 for cause due to CSC's failure to perform certain of its obligations in accordance with the terms of the Agreement. Pursuant to the Agreement, which was entered into in June 2004 for a 10-year term, CSC has been providing information technology infrastructure support services, including desktops, servers, systems to support Sears-related websites, voice and data networks and decision support technology, to Sears and its subsidiaries. CSC is obligated to continue providing these services for an extended period following termination of the Agreement.

The registrant does not expect to incur any material termination penalties as a result of termination of the Agreement for cause. However, CSC disputes Sears' assertion that grounds for termination for cause existed. In pending litigation in federal court, CSC previously sought an injunction prohibiting Sears from terminating the Agreement for cause. The court, without ruling on the merits of Sears' assertion, denied CSC's request for an injunction. In a pending arbitration proceeding, CSC also unsuccessfully sought an emergency hearing in an attempt to obtain an order prohibiting Sears from terminating the Agreement for cause, although there was not a ruling on the merits of Sears' assertion that grounds for termination for cause existed. CSC claims that, as a result of terminating the Agreement, Sears would be liable to CSC for compensatory damages and punitive damages of an unspecified amount. Sears believes it has properly terminated the Agreement for cause and intends to defend itself vigorously with respect to CSC's claims.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION
	By:	/s/William K. Phelan William K. Phelan Vice President and Controller

Date: May 13, 2005